                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 2 TO
                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



    Date of Report (Date of earliest event reported):  September 22, 2000



                          MICROTEL INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)



          DELAWARE                       1-10346               77-0226211
- -------------------------------------------------------------------------------
(State or other jurisdiction of      (Commission File        (IRS Employer)
incorporation or organization)           Number)            Identification No.)




  9485 HAVEN AVENUE, SUITE 100, CALIFORNIA                       91730
- ------------------------------------------------------------------------------
 (Address of Principal Executive Offices)                     (Zip Code)


Registrant's telephone number, including area code:  (909) 987-9220


                                 NOT APPLICABLE
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         MicroTel International, Inc. (the "Company") has acquired substantially all of the assets of T-Com, LLC, a Delaware limited liability company, and assumed certain liabilities of T-Com, LLC. The primary assets acquired include accounts receivable, inventory and fixed assets. The liabilities assumed consist mostly of accounts payable, accrued payroll expenses and accrued commissions. The assets purchased are valued at approximately $1,496,000, and the liabilities assumed are valued at approximately $496,000.

         T-Com, LLC was a manufacturer of high performance digital transmission test instruments used for the installation and maintenance of high speed telephone line services for telephone central offices, competitive local exchange carriers and private communications networks. The Company intends to use the acquired assets for substantially the same purposes as such assets were used by T-Com, LLC.

         The acquisition of the assets closed on September 22, 2000 and has an effective date of August 1, 2000. The Company paid to T-Com, LLC for the net assets consideration valued at $1,000,000, as itemized below:

    - 150,000 shares of Series B Preferred Stock of the Company ("Series B Shares").

                The Series B Shares become convertible into shares of common stock of the Company in three equal lots of 50,000 shares each on March 20, 2001, September 20, 2001 and March 20, 2002. Each Series B Share will be convertible into ten shares of common stock. The Series B Shares have a liquidation preference of $6.40 per share. The Company may redeem outstanding and unconverted Series B Shares for cash at a price per share equal to $7.36 by giving 20 days' prior written notice to the holders of Series B Shares to be redeemed. If less than all of the Series B Shares are to be optionally redeemed, the particular Series B Shares to be redeemed shall be selected by lot or by such other equitable manner determined by the Company's board of directors. The Company may not, however, redeem Series B Shares to the extent the Series B Shares are subject to a lock-up, to the extent the Company receives a conversion notice covering the Series B Shares prior to the redemption date, or if there is an insufficient number of authorized and reserved shares of common stock to permit conversion of the Series B Shares during the 20-day notice period. If the Company fails to pay the redemption price after calling any Series B Shares for optional redemption, the Company will have no further option to redeem Series B Shares.

                The certificate of designations, preferences and rights relating to the Series B Shares provides that in the event the authorized number of shares of the Company's common stock is not sufficient as of March 20, 2001 to permit the conversion of the Series B Shares into shares of common stock as provided for in such certificate, then each Series B Share then outstanding would become entitled to such number of votes as would provide the aggregate number of Series B Shares then outstanding with voting rights equal to ten percent of the then outstanding shares of common stock for any matter upon which stockholders are entitled to vote. In January 2001, the Company obtained stockholder approval for a proposal that increased the number of shares of the Company's authorized common stock from 25,000,000 to 50,000,000. Consequently, as of March 20, 2001, the
            Company had authorized a sufficient number of shares of common stock to allow for conversion or redemption of the Series B Shares, and the potential voting rights of the holders of Series B Shares did not become effective.

       - Warrants to purchase up to 250,000 shares of the Company's common stock at an exercise price of $1.25 per share, which warrants are exercisable for a period of twenty-four months following the acquisition closing date of September 22, 2000. The warrants contain a cashless exercise feature.

         The consideration described above is valued at approximately $938,000 for the preferred shares based on a value of $0.6253 per common share (which was the closing market price of the Company's common stock on the date of the original letter of intent, July 27, 2000) multiplied by the 1,500,000 common shares into which the preferred shares can be converted. The warrants have been valued at approximately $62,000 based on a calculation using the Black-Scholes valuation formula.

         The acquisition is being accounted for using the purchase method of accounting, with the assets acquired and the liabilities assumed recorded at their fair values as of the date of acquisition.

         In determining the purchase price for the acquisition, the tangible net worth and anticipated earnings potential as consolidated under one roof with our CXR Telcom operation in Fremont, California and the addition of central office test equipment to our field test equipment product range were major factors. Also, the Company took into account the value of companies of similar industry and size to T-Com, LLC, the proprietary technology of T-Com, LLC, comparable transactions and the market for such companies generally.

         The closing of the acquisition was reported under "Item 5 - Other Events" on a Form 8-K filed with the Securities and Exchange Commission on October 5, 2000. After filing the Form 8-K, the Company determined that its acquisition of T-Com, LLC was a significant acquisition that should have been reported under "Item 2 - Acquisition or Disposition of Assets." Consequently, Amendment No. 1 to Form 8-K was filed with the Securities and Exchange Commission on December 6, 2000 to discuss the T-Com, LLC acquisition under Item 2 and contained financial statements under Item 7. This Amendment No. 2 to Form 8-K is being filed to include additional financial statements under Item 7.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)  Financial Statements of Businesses Acquired:

              (i) Unaudited financial statements of T-COM, LLC at June 30, 2000 and for the six months ended June 30, 2000 and 1999 are set forth at pages F-1 to F-17 attached to this Current Report.

             (ii) Audited financial statements of T-COM, LLC at and for the year ended December 31, 1999 are set forth at pages F-1 to F-17 attached to this Current Report.

             (iii) Audited financial statements of T-COM, LLC as of and for the period from June 1, 1998 (date of inception) to December 31, 1998 are set forth at pages F-18 to F-29 attached to this Current Report.

         (b)  Unaudited Pro Forma Condensed Combined Financial Information:

                   Unaudited pro forma condensed combined financial information giving effect to MicroTel's acquisition of substantially all of the assets and certain liabilities of T-COM, LLC are set forth at pages F-30 to F-32 attached to this Current
                   Report.

         (c)  Exhibits

 Exhibit
 Number         Description
 -------        -----------

   2.1 Asset Purchase Agreement effective September 1, 2000 by and among the Registrant, CXR Telcom Corporation and T-Com, LLC*

   2.2 Letter agreement dated October 2, 2000 among the Registrant, CXR Telcom Corporation and T-Com, LLC relating to Asset Purchase Agreement by and among the same parties*

   2.3 Bill of Sale and Assignment and Assumption Agreement dated as of September 22, 2000 between T-Com, LLC and CXR Telcom Corporation*

   4.1 Certificate of Designations, Preferences and Rights of Series B Preferred Stock of the Registrant*

  23.1    Consent of BDO Seidman, LLP, Independent Certified Public Accountants

  23.2 Consent of Ireland San Fillipo, LLP, Independent Certified Public Accountants

- ------------
* Filed with the Securities and Exchange Commission on November 20, 2000 as an exhibit to Registrant's Form 10-Q for the quarter ended September 30, 2000 and incorporated herein by reference.

                                   T-COM, LLC
                                   ----------
                          INDEX TO FINANCIAL STATEMENTS


                                                                      PAGE
                                                                      ----

Financial Statements Of And For The Year Ended December 31, 1999
And Related Unaudited Pro Forma Information
- -----------------------------------------------------------------

Report of Independent Certified Public Accountants.....................F-2

Balance Sheets as of December 31, 1999 and June 30, 2000 (unaudited)...F-3

Statements of Operations for the year ended December 31, 1999 and the six months ended June 30, 2000 (unaudited) and 1999
   (unaudited).........................................................F-4

Statements of Members' Deficit for the years ended December 31, 1999 and June 30, 2000 (unaudited).......................................F-5

Statements of Cash Flows for the year ended December 31, 1999 and the six months ended June 30, 2000 (unaudited) and 1999
   (unaudited).........................................................F-6

Notes to Financial Statements..........................................F-7


Financial Statements of T-Com, LLC As Of And For The Period From
June 1, 1998 (Date of Inception) to December 31, 1998
- ----------------------------------------------------------------

Independent Auditors' Report...........................................F-18

Balance Sheet as of December 31, 1998..................................F-19

Statement of Income and Expense for the period from June 1, 1998
   (Date of Inception) to December 31, 1998............................F-21

Statement of Members' Equity for the period from June 1, 1998
   (Date of Inception) to December 31, 1998............................F-22

Statement of Cash Flows for the period from June 1, 1998
   (Date of Inception) to December 31, 1998............................F-23

Notes to Financial Statements..........................................F-25

Schedule of Cost of Goods Sold for the period from June 1, 1998
   (Date of Inception) to December 31, 1998............................F-28

Schedule of General and Administrative Expense for the period from June 1, 1998 (Date of Inception) to December 31, 1998..........F-29


Unaudited Pro Forma Condensed Combined Financial Information...........F-30
- ------------------------------------------------------------

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


The Members
T-COM, LLC

We have audited the accompanying balance sheet of T-COM, LLC as of December 31, 1999 and the related statements of operations, members' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of T-COM, LLC at December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company incurred significant operating losses and negative cash flows from operations during the year ended December 31, 1999. As discussed in Notes 9 and 10, the Company has sold substantially all of its assets and certain liabilities and essentially remains as a holding company for certain equity investments. The Company does not expect to generate any future operating revenues subsequent to September 2000 but will continue to incur certain administrative expenses. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                    /S/ BDO Seidman, LLP

Costa Mesa, California
December 4, 2000

                                   T-COM, LLC
                                   ----------
                                 BALANCE SHEETS


                                                      December 31,     June 30,
                                                          1999          2000
                                                     ------------   ------------
                                                                    (unaudited)

ASSETS (NOTES 4, 5 AND 9) Current assets:
     Cash and cash equivalents                       $   172,427    $    26,855
     Accounts receivable                                 231,272        481,130
     Inventories (Note 2)                                653,731        796,021
     Prepaid and other current assets                      3,875          5,315
                                                     ------------   ------------
Total current assets                                   1,061,305      1,309,321
Property and equipment, net (Note 3)                     166,751        160,575
Other assets                                              16,010         16,010
                                                     ------------   ------------
                                                     $ 1,244,066    $ 1,485,906
                                                     ============   ============
LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
     Accounts payable                                $   166,622    $   334,026
     Accrued payroll and commissions (Note 7)            278,314        377,788
     Other accrued expenses                               86,420         53,339
                                                     ------------   ------------
Total current liabilities                                531,356        765,153
Line of credit (Notes 4 and 9)                           505,176        508,262
Note payable (Notes 5 and 9)                           2,053,333      2,053,333
                                                     ------------   ------------
Total liabilities                                      3,089,865      3,326,748
                                                     ------------   ------------
Commitment and contingencies (Notes 7 and 10)
Subsequent events (Notes 6 and 9)
Members' deficit (Notes 6 and 9):
     Members' capital                                  3,079,230      3,553,813
     Accumulated deficit                              (4,925,029)    (5,394,655)
                                                     ------------   ------------
Total members' deficit                                (1,845,799)    (1,840,842)
                                                     ============   ============
                                                     $ 1,244,066    $ 1,485,906
                                                     ============   ============

                 See accompanying notes to financial statements.


                                                T-COM, LLC
                                                ----------
                                         STATEMENTS OF OPERATIONS

                                                      Year Ended                Six Months Ended
                                                     December 31,                   June 30,
                                                         1999                2000                1999
                                                  -----------------    ---------------     ---------------
                                                                                   (unaudited)
Net sales                                         $      3,239,376     $    1,430,678      $    1,649,941
Cost of sales                                            1,441,888            627,370             816,941
                                                  -----------------    ---------------     ---------------
Gross profit                                             1,797,488            803,308             833,000
Operating expenses:
     Selling, general and administrative                 1,605,901            602,411             816,573
     Engineering and product development                 1,001,227            524,592             531,760
     Write-down of goodwill (Note 8)                     3,424,569                  -                   -
                                                  -----------------    ---------------     ---------------
Loss from operations                                    (4,234,209)          (323,695)           (515,333)
Other income (expense):
     Interest expense                                     (280,325)          (149,304)           (141,315)
     Other, net                                             14,809              8,632               9,208
                                                  -----------------    ---------------     ---------------
Loss before income taxes                                (4,499,725)          (464,367)           (647,440)
Income taxes                                                (4,000)            (5,259)             (1,685)
                                                  -----------------    ---------------     ---------------
Net loss                                          $     (4,503,725)    $     (469,626)     $     (649,125)
                                                  =================    ===============     ===============

                              See accompanying notes to financial statements.


                                              T-COM, LLC
                                              ----------
                                    STATEMENTS OF MEMBERS' EQUITY

                                                     Members'        Accumulated
                                                     Capital           Deficit            Total
                                                  --------------   ---------------   --------------
Balance at December 31, 1998                      $   3,025,479    $     (421,304)   $   2,604,175
Options issued as compensation (Note 6)                  53,751                 -           53,751
Net loss                                                      -        (4,503,725)      (4,503,725)
                                                  --------------   ---------------   --------------
Balance at December 31, 1999                          3,079,230        (4,925,029)      (1,845,799)
Contribution                                            450,000                 -          450,000
Options issued as compensation (Note 6)
     (unaudited)                                         24,583                 -           24,583
Net loss (unaudited)                                          -          (469,626)        (469,626)
                                                  --------------   ---------------   --------------
Balance at June 30, 2000 (unaudited)              $   3,553,813    $   (5,394,655)   $  (1,840,842)
                                                  ==============   ===============   ==============

                           See accompanying notes to financial statements.


                                           T-COM, LLC
                                           ----------
                                    STATEMENTS OF CASH FLOWS

                                                      Year Ended         Six Months Ended
                                                     December 31,             June 30,
                                                         1999           2000           1999
                                                     ------------   ------------   ------------
                                                                            (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                             $(4,503,725)   $  (469,626)   $  (649,125)
   Adjustments to reconcile net loss to cash used
   in operating activities:
       Depreciation and amortization                      54,752         16,979         26,654
       Amortization of intangible assets                 123,037              -        123,037
       Provision for inventory obsolescence                8,000         23,451          4,000
       Write-down of goodwill                          3,424,569              -              -
       Options issued as compensation                     53,751         24,583         28,238
   Changes in operating assets and liabilities:
     Accounts receivable                                 322,359       (249,858)       121,156
     Inventories                                          11,288       (165,741)         6,502
     Prepaids and other assets                            12,356         (1,440)        19,734
     Accounts payable                                      7,983        167,404        145,706
     Accrued payroll and commissions                     151,185         99,474         82,244
     Other accrued expenses                              (11,733)       (33,081)       (19,016)
                                                     ------------   ------------   ------------
Cash used in operating activities                       (346,178)      (587,855)      (110,870)
                                                     ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net purchases of property and equipment               (13,585)       (10,803)        (7,544)
                                                     ------------   ------------   ------------
Cash used in investing activities                        (13,585)       (10,803)        (7,544)
                                                     ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings on line of credit                       11,581          3,086          8,495
   Proceeds from sale of member units                          -        450,000              -
                                                     ------------   ------------   ------------
Cash provided by financing activities                     11,581        453,086          8,495
                                                     ------------   ------------   ------------
Net decrease in cash and cash equivalents               (348,182)      (145,572)      (109,919)
Cash and cash equivalents at beginning of period         520,609        172,427        520,609
                                                     ------------   ------------   ------------
Cash and cash equivalents at end of period           $   172,427    $    26,855    $   410,690
                                                     ============   ============   ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Cash paid during the period for:
     Interest                                        $   282,447    $   123,900    $   143,437
                                                     ============   ============   ============
     Income taxes                                    $     4,800    $     6,090    $     4,700
                                                     ============   ============   ============

                        See accompanying notes to financial statements.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

T-COM, LLC (the "Company") was organized in Delaware in April 1998. The Company designs, develops, manufactures and markets telecommunications test equipment. The Company has sales throughout the United States, with sales offices in four states. According to the Company's Limited Liability Company Agreement (the "LLC Agreement"), the term of the Company has been set at approximately 20 years and will continue until December 31, 2018.

As further defined in the LLC, the Company was originally capitalized with contributions in cash to the Company as follows:

   (a) Five Members contributed a total of $25,479 in exchange for 3,925,000 units. These Members are hereinafter referred to as Non-Investor Members.

   (b) Fourteen Members contributed a total of $2,500,000 in exchange for 5,000,000 units. These Members are hereinafter referred to as Investor Members.

PROFIT AND LOSS ALLOCATIONS

As further defined in the LLC Agreement, net losses of the Company, as defined, shall be allocated as follows:

   (a) First, until losses allocated to Investor Members equal the Investor Member's aggregate capital contributions (i) 1% to Non-Investor Members pro rata based upon their percentage interests and (ii) 99% to Investor Members, pro rata based upon their percentage interests.

   (b) Next, on a pro rata basis to all Members based upon their percentage interest.

As further defined in the LLC Agreement, net profits of the Company, as defined, shall be allocated as follows:

   (a) First, until the cumulative amounts of profits are equal to the cumulative allocations of previous losses, pro rata to all Members based on such previous allocations

   (b) Next, on a pro rata basis to all Members based upon their percentage interest.

MEMBER DISTRIBUTIONS

As further defined in the LLC Agreement, all distributions of cash of the Company shall be distributed among the Members, as follows:

   (a) First, until the capital contributions of the Investor Members have been returned, the Company will distribute 47% of the estimated annual profits, as defined, to each Non-Investor Member, on a pro rata basis based upon their percentage interest.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   (b) Next, until capital contributions of the Investor Members have been returned, on a pro rata basis based upon their percentage interest until the amount of all distributions in (a) and (b) results in all distributions being in accordance with the percentage interests of the Non-Investor and Investor Members.

   (c) Next, to all Members on a pro rata basis based upon the aggregate of their unreturned capital contributions, until such amount has been returned to zero.

   (d) Next, to all Members on a pro rata basis based upon their percentage interest.

In connection with the December 1998 investment (Note 6) by Investor Members (the "1998 Investor Members"), the 1998 Investor Members will receive a preferred return of $500,000 prior to (b) above.

In connection with the January 2000 investment (Note 6) by Investor Members (the "2000 Investor Members"), the 2000 Investor Members will receive a preferred return of $1,350,000 prior to all of the distributions noted above.

The LLC agreement was amended in September 2000 (Note 9).

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of all highly liquid investments with an original maturity of three months or less when purchased.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the useful lives of the assets ranging from 3 to 5 years. Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

LONG-LIVED ASSETS

The Company reviews the carrying amount of its long-lived assets and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Note 8.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenues are recorded when products are shipped. All sales are made under the terms of FOB shipping point.

PRODUCT WARRANTIES

The Company provides warranties for certain of its products for periods of generally one or two years. Estimated warranty expense is recognized at the time of the sale.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising expense was approximately $43,000, $30,000 (unaudited) and $22,000 (unaudited) for the year ended December 31, 1999 and the six months ended June 30, 2000 and 1999, respectively.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

INCOME TAXES

The Company has been organized as a Limited Liability Company ("LLC"). Accordingly, the Company has not provided for Federal income taxes since the liability is that of the individual members. The Company is subject to a nominal amount of state income taxes.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. This statement defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 1999 and June 30, 2000, the fair value of all financial instruments approximated carrying value.

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of its line of credit and note payable approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially expose the Company to concentration of credit risk, consist primarily of cash and accounts receivable. The Company places its cash with financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

The Company's accounts receivable results from sales to a broad customer base. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company has not experienced significant write-offs or bad debt and actual credit losses are provided for in the financial statements and consistently have been within management's expectations.

The Company had sales to one customer which represented approximately 10% of net sales for the year ended December 31, 1999. The accounts receivable balance from this and one other customer was approximately 22% and 12%, respectively of the Company's accounts receivable at December 31, 1999.

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The Company had no comprehensive income items to report for all periods presented.

SEGMENT INFORMATION

The Company follows the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No.131 requires that companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial statements. The Company operates solely in one operating segment; the design, development, manufacture and sale of telecommunications test equipment.

INTERIM FINANCIAL STATEMENTS

In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of June 30, 2000, and the results of operations and cash flows for the six months ended June 30, 2000 and 1999. The results of operations for the six months ended June 30, 2000 and 1999, are not necessarily indicative of the results to be expected for the full year.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collective referred to as derivatives), and for hedging activities. SFAS No 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company currently does not engage in, nor does it expect to engage in, derivative or hedging activities and, accordingly, the Company anticipates there will be no impact to its financial statements.

In April 1998, the American Institute of Certified Public Accountants issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The adoption of SOP 98-5 did not have a material impact on the Company's financial position or results of operations.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

(2) INVENTORIES

Inventories are summarized as follows:

                                         December 31,        June 30,
                                            1999               2000
                                       --------------     -------------
                                                           (unaudited)

     Raw materials                     $     115,767      $    194,035
     Work-in-process                         176,164           255,731
     Finished goods                          361,800           346,255
                                       --------------     -------------
                                       $     653,731      $    796,021
                                       ==============     =============

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS


(3) PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                              December 31,         June 30,
                                                  1999               2000
                                             --------------     -------------
                                                                 (unaudited)

     Computers and software                  $     176,181      $    187,003
     Machinery and equipment                        99,350            99,350
                                             --------------     -------------
                                                   275,531           286,353
     Accumulated depreciation                     (108,780)         (125,778)
                                             --------------     -------------
                                             $     166,751      $    160,575
                                             ==============     =============

(4) LINE OF CREDIT

The Company has a line of credit with a bank. The credit line is collateralized by substantially all assets of the Company, bears interest at the bank's prime rate (8.5% at December 31, 1999) plus 2% and is payable on demand. Borrowings are based upon the lesser of $800,000 or 80% of eligible accounts receivable and 40% of net inventory, as defined.

The line of credit originally expired in June 1999 but was extended to January 2000 and then again to April 2000. The line of credit requires maintenance of certain financial ratios and contains other restrictive covenants. The Company was not in compliance with certain of such covenants throughout 1999 and 2000. In connection with the extensions, the covenant violations were waived through the extension periods. However, no additional borrowings were available and the Company was required to paydown a portion of the debt with a portion of any net income, as defined during the extension period. No such paydowns occurred due to continuing losses. In September 2000, the obligation under the line of credit and note payable (Note 5) was forgiven by the bank in exchange for a 33% interest in the Company (Note 9). Due to the transaction described in Note 9, the entire balance under the line of credit has been classified as a long-term liability on the accompanying balance sheets.

(5) NOTE PAYABLE

The note payable relates to a $2,200,000 note payable to bank with an outstanding balance of $2,053,333 at December 31, 1999 and June 30, 2000 (unaudited). The note bears interest at the bank's prime rate (8.5% at December 31, 1999) plus 2.5%. The note is collateralized by substantially all assets of the Company and is payable in monthly principal installments of approximately $37,000, plus interest through maturity in June 2002. As a result of the Company's non-compliance with certain financial covenants and as the Company was unable to make the required monthly payments in 1999 and 2000, the note is due on demand. In September 2000, the obligation under the note and line of credit (Note 4) was forgiven by the bank in exchange for a 33% interest in the Company (Note 9). Due to the transaction described in Note 9, the entire balance under the note payable has been classified as a long-term liability on the accompanying balance sheets.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS


(6) MEMBERS' DEFICIT

CONTRIBUTIONS

In December 1998, a contribution of $500,000 was made by Investor Members in exchange for 4,651,515 units.

As of December 31, 2000, a total of 13,576,515 units were outstanding.

In January 2000, a contribution of $450,000 was made by Investor Members in exchange for $1,350,000 preferred return.

VOTING RIGHTS

Investor Members shall have the right to vote only upon certain significant matters, including any amendments to the original LLC Agreement, admission of a new Member or dissolution of the Company.

OPTIONS

The Company's LLC Agreement includes a provision to issue an additional 1,000,000 units to key employees. The Company has chosen to issue options underlying these units instead of issuing the units outright. A summary of the option activity is as follows:

                                                   December 31, 1999                     June 30, 2000
                                            --------------------------------    ---------------------------------
                                                                   Weighted                             Weighted
                                                                    Average                              Average
                                                                   Exercise                             Exercise
                                                 Units                Price          Units                 Price
                                            --------------    --------------    ---------------   ---------------
                                                                                           (unaudited)
Outstanding,
    beginning of period                           752,970     $      0.0977            834,970     $       0.0886
Granted                                           300,000            0.0052             75,000             0.0052
Cancelled                                        (218,000)           0.0052                  -                  -
                                            --------------    --------------    ---------------    ---------------

Outstanding,
    end of period                                 834,970     $      0.0886            909,970     $       0.0830
                                            ==============    ==============    ===============    ===============

Options exercisable
    at period-end                                 410,970                              487,470
                                            ==============                      ===============

Weighted-average fair value of options
    granted during period                                     $      0.3158                        $       0.1031
                                                              ==============                       ===============

                                                       F-13

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS


(6) MEMBERS' DEFICIT (CONTINUED)

Information relating to options at December 31, 1999 summarized by exercise price is as follows:

                                       Options Outstanding                         Options Exercisable
                         -----------------------------------------------   -----------------------------------
                                                              Weighted                              Weighted
                                                               Average                               Average
  Exercise Price                                              Exercise                              Exercise
     Per Unit                Units       Life (Years)            Price           Units                 Price
- ---------------------    -------------  -------------      -------------   -----------------    --------------
           $  0.0052          538,000       4.13           $     0.0052             114,000     $      0.0052
              0.1075          196,970       6.00                 0.1075             196,970            0.1075
              0.5000          100,000       5.41                 0.5000             100,000            0.5000
             --------    -------------  -------------      -------------   -----------------    --------------

           $  0.0052
          to  0.5000          834,970       4.73           $     0.0886             410,970     $      0.2849
             --------    -------------  -------------      -------------   -----------------    --------------

During the year ended December 31, 1999 and the six months ended June 30, 2000 and 1999, the Company recognized compensation expense of approximately $54,000, $25,000 (unaudited) and $28,000 (unaudited), respectively related to options issued.

Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", requires the Company to provide pro forma information regarding net income as if such compensation cost for the Company's options had been determined in accordance with the fair value of each option at the grant date by using the present value approach with the following assumptions for grants in 1999: 0% dividend yield; a risk free interest rate of 5.5%; and expected lives of 2 years.

Under the accounting provisions of SFAS 123 the Company's net loss for the year ended December 31, 1999 would have been decreased to the pro forma amount indicated below:

                 As reported                   $   (4,503,725)
                 Pro forma                     $   (4,503,801)



(7) COMMITMENTS AND CONTINGENCIES

LEASES

The Company conducts most of its operations from a leased facility under an operating lease which expires in December 2000. The Company also has an operating lease for a phone system which expires in August 2003. Total rent expense for the year ended December 31, 1999 was approximately $69,000. Total rent expense for the six months ended June 30, 2000 and 1999 was approximately $53,000 (unaudited) and $103,000 (unaudited), respectively.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS


(7) COMMITMENTS AND CONTINGENCIES (CONTINUED)

The future minimum rental payments required under the two operating leases are as follows:


YEAR ENDING DECEMBER 31,                                          AMOUNT
- -------------------------                                         ------

     2000                                                     $   49,725
     2001                                                          2,939
     2002                                                          2,939
     2003                                                          1,714
     2004                                                              -
                                                              -----------
                                                              $   57,317
                                                              ===========


EMPLOYMENT AGREEMENT

The Limited Liability Company Agreement includes a commitment to pay a Non-Investor Member $150,000 per year as compensation for services as an employee of the Company. As of December 31, 1999 and June 30, 2000, the Company has approximately $174,000 and $255,000 (unaudited), respectively, accrued related to this commitment. Such amount has been included in accrued payroll and commissions on the accompanying balance sheets.

LITIGATION

The Company is, from time to time, involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse affect on the Company's financial position, results of operations or cash flows.

EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution plan ("401(k) Plan") covering the majority of its employees. Participants may make voluntary pretax contributions to such plans up to the limit as permitted by law. Annual contributions to the plan by the Company, if any, is discretionary. The Company made no contributions to the 401(k) Plan during the year ended December 31, 1999 or the six months ended June 30, 2000 (unaudited) and 1999 (unaudited), respectively.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS


(8) NON-RECURRING CHARGES; IMPAIRMENT OF GOODWILL

The Company assesses the recoverability of its goodwill whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support recorded goodwill. During 1999, due to a significant decrease in sales, declines in profit margins and continuing operating losses, the Company wrote-off the carrying value of goodwill originating with a June 1998 acquisition. This write-down totaled $3,424,569 and was charged to operations.

The Company was previously amortizing the goodwill over 15 years using the straight-line basis. The statement of operations for the year ended December 31, 1999 and the six months ended June 30, 1999 (unaudited) each includes approximately $123,000 of goodwill amortization prior to the write-off.

(9) SUBSEQUENT EVENTS

In September 2000, the Company amended its LLC Agreement (the "Amendment") and concurrently completed the sale of substantially all of its assets and certain of its liabilities to MicroTel International, Inc. ("MicroTel"), effective August 1, 2000.

In accordance with the terms of the sales agreement with MicroTel, the Company received 150,000 Series B Convertible Shares (the "Series B") of MicroTel. Series B have a liquidation preference of $6.40, are convertible into common stock of MicroTel at a rate of 10 common shares per Series B and are convertible in 3 equal lots of 50,000 at six, twelve and eighteen months after the closing of the sale. The Series B have no dividend rights. In addition, the Company received warrants to purchase 250,000 common shares of MicroTel for $1.25 per share, which are exercisable for twenty-four months. The sale excluded any obligations under the line of credit (Note 4), note payable (Note 5) and Non-Investor Member payroll accrual (Note 7).

The Company has determined the fair value of the proceeds received and net assets sold to be approximately equal in value. As such, no significant gain or loss is expected to be recorded in connection with this sale. The warrants were valued using a Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 95%; risk-free interest rate of 6%; and an expected life of two years.

In accordance with the Amendment, the percentage interest of the Company was amended to:

         -   33% allocated to the Non-Investor Members as a group,
         -   33% allocated to the Investor Members as a group,
         -   33% to a bank.

The 33% interest and $25,000 was allocated to a bank in exchange for the forgiveness of the line of credit (Note 4) and note payable (Note 5). Outstanding principal and interest under the line of credit and note payable totaled $2,620,025 as of the date of exchange. As the only remaining significant assets of the Company will be the proceeds received on the sale to MicroTel, the Company will record debt forgiveness of approximately $2.2 million (unaudited) for the difference between the balance of the debt of $2,620,025 and the bank's interest in the proceeds received in September 2000.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS


(9) SUBSEQUENT EVENTS (CONTINUED)

The Amendment includes a provision that a Non-Investor Member will forgive his rights to the accrued payroll liability ($207,907 as of the date of the Amendment). The Amendment also redefines the purpose of the Company from designing, developing and selling telecommunications test equipment to holding the MicroTel Series B and warrants for investment.

(10) GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company incurred significant operating losses and negative cash flows from operations during the year ended December 31, 1999. As discussed in Notes 9, the Company sold substantially all of its assets and certain liabilities and essentially remains as a holding company for certain equity investments. The Company does not expect to generate any future operating revenues subsequent to September 2000 but will continue to incur certain administrative expenses. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company expects to be able to fund the limited administrative expenses through the remaining cash not sold as part of the transaction detailed in Note 9 and possible additional member contributions. While the Company is unsure as to the future distribution of any remaining assets, the MicroTel Series B Preferred Shares and warrants cannot be fully distributed to the Members until March 2002.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To the Members
T-COM, LLC
Mountain View, California

We have audited the accompanying balance sheet of T-COM, LLC (A Delaware Limited Liability Company) as of December 31, 1998, and the related statements of income and expense, members' equity, and cash flows for the period from June 1, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of T-COM, LLC as of December 31, 1998, and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the financial statements taken as a whole. The schedules of cost of goods sold and general and administrative expense are presented for the purpose of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                /S/ Ireland San Filippo, LLP


February 4, 1999

                                   T-COM, LLC
                                   ----------
                                  BALANCE SHEET
                                DECEMBER 31, 1998


                                     ASSETS
                                     ------

Current assets:
   Cash and cash equivalents                                        $  520,609
   Accounts receivable                                                 553,631
   Inventories                                                         673,019
   Prepaid expenses                                                      6,210
                                                                    -----------
       Total current assets                                          1,753,469
                                                                    -----------

Fixed assets:
   Computers                                                           154,913
   Software                                                              7,664
   Equipment                                                            36,443
   Furniture and fixtures                                               62,927
                                                                    -----------
                                                                       261,947
   Less accumulated depreciation                                        54,028
                                                                    -----------
                                                                       207,919
                                                                    -----------

Other assets:
   Deposits                                                             26,031
   Goodwill, net of amortization of $143,545                         3,547,606
                                                                    -----------
                                                                     3,573,637
                                                                    -----------
                                                                    $5,535,025
                                                                    ===========

         The accompanying footnotes are an integral part of
                     these financial statements.

                                   T-COM, LLC
                                   ----------
                                  BALANCE SHEET
                                DECEMBER 31, 1998


                         LIABILITIES AND MEMBERS' EQUITY
                         -------------------------------

Current liabilities:
   Note payable                                                      $   90,000
   Line of credit                                                       493,595
   Accounts payable                                                     158,638
   Accrued expenses:
     Salaries and commissions                                           103,099
     Payroll and sales taxes                                             24,030
     Other                                                               44,355
     Warranty reserve                                                    50,000
     Income taxes                                                         3,800
                                                                     -----------

       Total current liabilities                                        967,517

Long-term liability:
   Note payable                                                       1,963,333
                                                                     -----------

       Total liabilities                                              2,930,850
                                                                     -----------

Commitment

Members' equity                                                       2,604,175
                                                                     -----------

                                                                     $5,535,025
                                                                     ===========

         The accompanying footnotes are an integral part of
                     these financial statements.

                                   T-COM, LLC
                                   ----------
                   STATEMENT OF INCOME AND EXPENSE FOR THE PERIOD
           FROM JUNE 1, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998


Sales                                                               $ 1,978,534

Costs of goods sold                                                     695,726
                                                                    ------------

       Gross profit                                                   1,282,808

General and administrative expense                                     1,560,987
                                                                    ------------

       Loss from operations                                            (278,179)
                                                                    ------------

Other income and (expense):
   Interest expense                                                    (139,865)
   Interest income                                                          540
                                                                    ------------

                                                                       (139,325)
                                                                    ------------

       Loss before provision for income taxes                          (417,504)

Provision for income taxes, all current                                   3,800
                                                                    ------------

       Net loss                                                     $  (421,304)
                                                                    ============

         The accompanying footnotes are an integral part of
                     these financial statements.

                                   T-COM, LLC
                                   ----------
                    STATEMENT OF MEMBERS' EQUITY FOR THE PERIOD
           FROM JUNE 1, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998


Balance, beginning of period                                        $        --

   Member contributions                                               3,025,479

   Net loss                                                            (421,304)
                                                                    ------------

Balance, end of period                                              $ 2,604,175
                                                                    ============

         The accompanying footnotes are an integral part of
                     these financial statements.

                                   T-COM, LLC
                                   ----------
                             STATEMENT OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
    FOR THE PERIOD FROM JUNE 1, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998


Cash flows from operating activities:
   Net loss                                                         $  (421,304)
   Adjustments to reconcile net loss to net cash used by
     operating activities:
       Depreciation and amortization                                    197,573
       Decrease (increase) in operating assets:
          Accounts receivable                                           (18,486)
          Inventories                                                   172,599
          Prepaid expenses                                               (6,210)
       Increase (decrease) in operating liabilities:
          Accounts payable                                              102,277
          Accrued expenses                                              (53,979)
          Income taxes payable                                            3,800
                                                                    ------------

Net cash used by operating activities                                   (23,731)
                                                                    ------------

Cash flows from investing activities:
   Payment for acquisition of business                               (5,000,000)
   Deposits                                                             (26,031)
   Acquisition of fixed assets                                           (2,036)
                                                                    ------------

Net cash used by investing activities                                (5,028,067)
                                                                    ------------

         The accompanying footnotes are an integral part of
                     these financial statements.

                                   T-COM, LLC
                                   ----------
                       STATEMENT OF CASH FLOWS (CONTINUED)
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
    FOR THE PERIOD FROM JUNE 1, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998


Cash flows from financing activities:
   Proceeds from note payable                                       $ 2,200,000
   Proceeds from line of credit, net                                    493,595
   Principal payments on note payable                                  (146,667)
   Proceeds from members' capital                                     3,025,479
                                                                    ------------

Net cash provided by financing activities                             5,572,407
                                                                    ------------

Increase in cash and cash equivalents                                   520,609

   Cash and cash equivalents, beginning of period                            --
                                                                    ------------

   Cash and cash equivalents, end of period                             520,609
                                                                    ============


                Supplemental disclosure of cash flow information
                ------------------------------------------------


Cash paid during the period for:
   Interest                                                         $   137,743
   Income taxes                                                              --

         The accompanying footnotes are an integral part of
                     these financial statements.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 1 - ORGANIZATION AND OPERATIONS:
- -------------------------------------

T-Com, LLC (the "Company"), a Delaware corporation formed on June 1, 1998, designs, develops, manufactures, and markets telecommunications test equipment for telephony applications. The Company has sales nationwide with locations in four states, and manufacturer's representatives in other states. The term of the Company has been set at approximately 20 years and will continue until December 31, 2018.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
- ----------------------------------------------------

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK - The Company has cash on deposit with a federally insured bank in excess of the $100,000 maximum amount insured by the Federal Deposit Insurance Corporation.

ACCOUNTS RECEIVABLE - The Company extends credit to its customers in the normal course of business and performs ongoing credit evaluations of its customers, maintaining allowances for potential credit losses which, when realized, have been within management's expectations. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.

INVENTORIES - Inventories are stated at the lower of cost or market with cost being determined on the first-in, first out (FIFO) method.

FIXED ASSETS - Fixed assets are stated at cost and depreciated over their estimated useful lives using accelerated methods for both financial and income tax reporting purposes.

INTANGIBLE ASSETS - On June 1, 1998, the Company purchased substantially all of the assets of T-COM Corporation for $5,000,000. The company recorded $3,691,151 of goodwill as part of the acquisition. Goodwill is being amortized over 15 years using the straight-line method.

INCOME TAXES - The Company has been organized as a Limited Liability Company ("LLC"). As such, the Company pays no federal income taxes but is taxed at the state level using the statutory rates in effect for an LLC. Additionally, the members are individually taxed on their proportionate share of the Company's taxable income.

ADVERTISING - Advertising costs are charged to operations as they are incurred. Advertising expense for the period ended December 31, 1998 was approximately $93,000.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 3 - INVENTORIES:
- ---------------------

Inventories at December 31, 1998 consisted of the following:

                         Raw materials                 $      194,038
                         Work in process                      103,258
                         Finished goods                       375,723
                                                       ---------------

                                                       $      673,019
                                                       ===============

NOTE 4 - LINE OF CREDIT:
- ------------------------

The Company has a line of credit agreement, expiring in June 1999, with Imperial Bank. Borrowings under the agreement are secured by substantially all assets of the Company, bear interest at the bank's index rate plus 2.0% (9.75% at December 31, 1998), and are limited to the lesser of $800,000 or 80% of eligible accounts receivable and 40% of net inventory.

The agreement requires the Company to comply with various financial covenants. At December 31, 1998, the Company was not in compliance with the cash flow coverage ratio. Subsequent to year-end, the Company has obtained a forbearance agreement from the bank which provides that the bank will not require immediate payment in full.

NOTE 5 - NOTE PAYABLE:
- ----------------------

At December 31, 1998, note payable consisted of the following:

        Imperial Bank; secured by substantially all assets      $   2,053,333

        Less current portion                                          (90,000)
                                                                --------------

                                                                $   1,963,333
                                                                ==============

At December 31, 1998, future principal payments are due as follows:

                                     Year Ending
                                     December 31,        Amount
                                    --------------   -------------
                                         1999        $     90,000
                                         2000             440,000
                                         2001             440,000
                                         2002           1,083,333
                                                     -------------

                                                     $  2,053,333
                                                     =============

The note payable requires the Company to comply with various financial covenants. At December 31, 1998, the Company was not in compliance with the cash flow coverage ratio. Subsequent to year-end the Company obtained a forbearance agreement from the bank, expiring on January 5, 2000, which provides that the bank will not require immediate payment in full. The forbearance agreement requires that the Company make future monthly interest payments at the bank's index rate plus 2.5% (10.25% at December 31, 1998) and principal payments based on quarterly net earnings. Subsequent to January 5, 2000, the note calls for monthly principal installments of $36,667, plus annual interest at the bank's index rate plus 2.5% per annum through June 2002.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 6 - EMPLOYEE BENEFIT PLANS:
- --------------------------------

401(k) PROFIT SHARING PLAN - The Company has a 401(k) Profit Sharing Plan (the "Plan") in which employees who have met certain service and eligibility requirements may participate. Each eligible employee may elect to contribute to the Plan, and the Company may make discretionary matching contributions. The Company made matching contributions of approximately $6,000 during the period ended December 31, 1998.

NOTE 7 - COMMITMENT:
- --------------------

The Company has entered into a long-term, non-cancelable operating lease agreement for its facility. The lease currently requires monthly payments of approximately $16,900 and expires in September 2003. Rent expense paid under this lease for the period ended December 31, 1998, was approximately $87,000.

Future minimum annual lease payments required under this agreement are as follows:

                                    Year Ending
                                    December 31,        Building
                                  ---------------   ----------------
                                        1999        $       204,309
                                        2000                212,482
                                        2001                220,981
                                        2002                229,820
                                        2003                177,485
                                                    ----------------
                                                    $     1,045,077
                                                    ================

                                   T-COM, LLC
                                   ----------
                  SCHEDULE OF COST OF GOODS SOLD FOR THE PERIOD
           FROM JUNE 1, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998


Beginning inventory                                                  $  845,618
Material                                                                317,603
Labor                                                                   188,031
Payroll taxes                                                            14,963
Supplies                                                                    721
Equipment rental                                                            686
Travel                                                                      504
Education                                                                   420
Postage                                                                     199
                                                                     -----------

                                                                      1,368,745
Less ending inventory                                                   673,019
                                                                     -----------
                                                                     $  695,726
                                                                     ===========

                                   T-COM, LLC
                                   ----------
                 SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSE
     FOR THE PERIOD FROM JUNE 1, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998


Salaries                                                             $  676,884
Commissions                                                             110,741
Payroll taxes                                                            42,273
Amortization                                                            143,545
Consultants                                                              93,908
Advertising                                                              92,965
Rent                                                                     87,434
Travel                                                                   63,032
Depreciation                                                             54,028
Insurance                                                                44,541
Recruiting                                                               38,238
Telephone and utilities                                                  28,898
Legal and accounting                                                     21,164
Office expense                                                           14,619
Meals and entertainment                                                  10,742
Outside services                                                          7,401
Education and training                                                    6,408
Trade shows                                                               6,117
Employee benefits                                                         5,676
Taxes and licenses                                                        4,749
Equipment rental                                                          3,375
Postage and freight                                                       3,075
Small tools and supplies                                                  1,099
Repairs and maintenance                                                      75
                                                                     -----------
                                                                     $1,560,987
                                                                     ===========

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


The Unaudited Pro Forma Condensed Combined Financial information reflects financial information which gives effect to MicroTel International, Inc.'s ("MicroTel" or the "Company") acquisition (the "Acquisition") of substantially all of the assets and certain liabilities of T-COM, Inc. ("T-COM"), which provided for the issuance of 150,000 shares of MicroTel Series B Preferred Stock and 250,000 MicroTel warrants. The Acquisition closed on September 22, 2000. The Pro Forma Financial Information included herein reflects the use of the purchase method of accounting, after giving effect to the pro forma adjustments discussed in the accompanying notes. The aggregate value of the consideration given was approximately $1,000,000 which approximates the fair value of the net assets acquired. Such financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of MicroTel and T-COM.

The Pro Forma Condensed Combined Statements of Operations gives effect to the Acquisition as if it had occurred at the beginning of the earliest period presented, combining the results of MicroTel for the year ended December 31, 1999 and for the six months ended June 30, 2000 with those of T-COM, for the same periods.

The Pro Forma Condensed Combined Statements of Operations presented do not include any potential cost savings. The Company believes that it may be able to reduce salaries and related costs and office and general expenses as it eliminates duplications of overhead. However, there can be no assurance that the Company will be successful in effecting any such cost savings.

The Pro Forma Condensed Combined Financial Information is unaudited and is not necessarily indicative of the consolidated results which actually would have occurred if the above transactions had been consummated at the beginning of the periods presented, nor does it purport to present the future financial position and results of operations for future periods. A pro forma balance sheet has not been provided herein as the Acquisition has been reflected in the Company's September 30, 2000 balance sheet on Form 10-Q filed on November 20, 2000.


                                    MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                  PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                         Pro-Forma
Year Ended December 31, 1999                     MicroTel           T-COM          Adjustments           Combined
                                               --------------    ------------     --------------      ---------------
                                                    (a)
Net sales                                     $       25,913     $     3,239      $          --       $       29,152
Cost of sales                                         17,066           1,442                 --               18,508
                                               --------------    ------------     --------------      ---------------
Gross profit                                           8,847           1,797                 --               10,644
Operating expenses:
   Selling, general and administrative                10,132           1,606                 --               11,738
   Engineering and product development                 1,841           1,001                 --                2,842
   Write-down of goodwill                                  -           3,425                                   3,425
                                               --------------    ------------     --------------      ---------------
Loss from operations                                  (3,126)         (4,235)                --               (7,361)
Other income (expense):
     Interest expense                                   (297)           (280)                --                 (577)
     Other, net                                          104              15                 --                  119
                                               --------------    ------------     --------------      ---------------
Loss from continuing operations before
     income taxes                                     (3,319)         (4,500)                --               (7,819)
Income taxes                                             128               4                 (4)(b)              128
                                               ==============    ============     ==============      ===============
Loss from continuing operations                $      (3,447)    $    (4,504)     $           4       $       (7,947)
                                               ==============    ============     ==============      ===============

Basic and diluted earnings per share from
     continuing operations                     $       (0.21)                                         $        (0.48)
                                               ==============                                         ===============

Basic and diluted weighted average shares
     outstanding                                      16,638                                                  16,638
                                               ==============                                         ===============

                 See notes to pro forma condensed combined income statements on pages F-30 and F-32.


                                   MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                      Pro-Forma
Six Months Ended June 30, 2000                   MicroTel           T-COM           Adjustments       Combined
                                               --------------   --------------    --------------   ---------------
                                                    (a)
Net sales                                      $      12,688    $       1,430     $          --    $       14,118
Cost of sales                                          7,565              627                --             8,192
                                               --------------   --------------    --------------   ---------------
Gross profit                                           5,123              803                --             5,926
Operating expenses:
   Selling, general and administrative                 4,364              602                --             4,966
   Engineering and product development                   496              525                --             1,021
                                               --------------   --------------    --------------   ---------------
Income (loss) from operations                            263             (324)               --               (61)
Other income (expense):
     Interest expense                                   (153)            (149)               --              (302)
     Other, net                                          242                9                --               251
                                               --------------   --------------    --------------   ---------------
Income (loss) from continuing operations
     before income taxes                                 352             (464)               --              (112)
Income taxes                                              10                5                (5)(b)            10
                                               ==============   ==============    ==============   ===============
Income (loss) from continuing operations       $         342    $        (469)    $           5    $         (122)
                                               ==============   ==============    ==============   ===============

Earnings per share from continuing
  operations:
     Basic                                     $        0.02                                       $         0.00
                                               ==============                                      ===============
     Diluted                                   $        0.01                                       $         0.00
                                               ==============                                      ===============

Weighted average shares outstanding:
     Basic                                            18,443                                               18,443
                                               ==============                                      ===============
     Diluted                                          20,476                                               18,443
                                               ==============                                      ===============

                     See notes to pro forma condensed combined income statements on page F-30.

(a) The operating results of MicroTel have been reclassified to reflect the effect of MicroTel's decision, in October 2000, to discontinue its circuits segment.

(b) To eliminate T-COM state income tax expense related to Limited Liability Company tax status.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                              MICROTEL INTERNATIONAL, INC.

                              By: /s/ Randolph D. Foote
                                  -----------------------------
                                  Randolph D. Foote
                                  Chief Financial Officer

Date: April 2, 2001

                                    EXHIBITS

 Exhibit
 Number         Description
 -------        -----------

  23.1    Consent of BDO Seidman, LLP, Independent Certified Public Accountants

  23.2 Consent of Ireland San Fillipo, LLP, Independent Certified Public Accountants